As filed with the Securities and Exchange Commission on April 29, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under the Securities Act of 1933

ACLARA BIOSCIENCES, INC.

(Exact name of Registrant as specified in its charter)

DELAWARE	94-3222727
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1288 PEAR AVENUE

MOUNTAIN VIEW, CA 94043

(650) 210-1200

(Address, including zip code, of principal executive offices)

AMENDED AND RESTATED

ACLARA BIOSCIENCES, INC. 1997 STOCK PLAN

NQ03 STOCK PLAN

(Full title of the Plans)

THOMAS G. KLOPACK	Copies to:
CHIEF EXECUTIVE OFFICER	MICHAEL W. HALL, ESQ.
ACLARA BIOSCIENCES, INC.	LATHAM & WATKINS LLP
1288 PEAR AVENUE	135 COMMONWEALTH DRIVE
MOUNTAIN VIEW, CA 94043	MENLO PARK, CA 94025
(650) 210-1200	(650) 328-4600

(Name and address, including zip code, and telephone

number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)

Common Stock, $0.001 par value per share, issuable under Amended and Restated 1997 Stock Plan	1,125,000	$ 4.075	$4,584,375.00	$580.84

Common Stock, $0.001 par value per share, issuable under NQ03 Stock Plan	507,738	$ 2.02	$1,025,630.76	$129.95

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of common stock which become issuable under the Amended and Restated 1997 Stock Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of the Registrant’s common stock.
(2)	The Proposed Maximum Offering Price Per Share has been estimated for the purpose of calculating the registration fee (i) pursuant to Rule 457(h) under the Securities Act of 1933, as amended (the “Securities Act”), on the basis of the weighted average exercise price per share of $2.02 for 507,738 shares subject to previously granted options under the NQ03 Stock Plan and (ii) pursuant to Rule 457(c) under the Securities Act for 1,125,000 shares available for future based upon the average of the high and low price of the common stock as reported on the Nasdaq National Market on April 27, 2004. No options have been granted with respect to shares being registered under the Amended and Restated 1997 Stock Plan and the price at which the options to be granted in the future may be exercised is not currently determinable.
(3)	Amount of registration fee was calculated pursuant to Section 6(b) of Securities Act, which provides that the fee shall be $126.70 per $1,000,000 of the proposed maximum aggregate offering price of the securities proposed to be registered.
(4)	Attached to and traded with each share of common stock being registered hereunder is a right to purchase shares of our Series A Junior Participating Preferred Stock. Prior to the occurrence of certain events, such rights will not be exercisable or evidenced separately from the common stock.

ACLARA BIOSCIENCES, INC.

REGISTRATION STATEMENT ON FORM S-8

EXPLANATORY NOTE

The Registrant is registering 1,125,000 shares of its common stock, $0.001 par value per share (“Common Stock”), available for issuance under the Registrant’s Amended and Restated 1997 Stock Plan (the “1997 Plan”) as a result of a formula, sometimes called an evergreen formula, set forth in the 1997 Plan for automatic increases of the number of shares reserved under the 1997 Plan on the yearly anniversaries of the Board of Director’s original date of adoption of the 1997 Plan. The 1997 Plan has a term of 10 years unless terminated earlier in accordance with its terms. This registration statement also covers 507,738 shares of Common Stock issuable pursuant to a stock option granted under the NQ03 Stock Plan.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents and information previously filed by the Registrant with the Securities and Exchange Commission are hereby incorporated by reference in this Registration Statement:

1. The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003 filed on March 15, 2004, as amended by the Form 10-K/A filed on April 29, 2004, pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

2. The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended, March 31, 2004 as filed on April 29, 2004, pursuant to Section 13(a) of the Exchange Act;

3. The Registrant’s Current Reports on Form 8-K filed pursuant to Section 13(a) of the Exchange Act on January 28, 2004 and April 29, 2004; and

4. The description of the Registrant’s Common Stock contained in the Registration Statement on Form 8-A filed on March 17, 2000, pursuant to Section 12(g) of the Exchange Act, and any further amendments or reports filed thereafter for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145(a) of the Delaware General Corporation Law (the “DGCL”) provides in relevant part that “[a] corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.” With respect to derivative actions, Section 145(b) of the DGCL provides in relevant part that “[a] corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor... [by reason of the person’s service in one of the capacities specified in the preceding sentence] against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.”

The Registrant’s restated certificate of incorporation provides that, to the fullest extent permitted by Delaware law, a director of the Registrant shall not be personally liable to the Registrant or its stockholders for monetary damages arising from a breach of his or her fiduciary duties as a director. The restated certificate of incorporation also provides that no amendment or repeal of such provision shall apply to or have any effect on the right to indemnification permitted thereunder with respect to claims arising from acts or omissions occurring in whole or in part before the effective date of such amendment or repeal whether asserted before or after such amendment or repeal.

The Registrant’s bylaws provide for the indemnification of officers, directors, employees and agents acting on behalf of the Registrant, permit the Registrant to enter into indemnification agreements with such individuals and to advance, following authorization thereof by the board of directors, expenses to any such individual who was or is party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, prior to the final disposition of such action, suit or proceeding. The Registrant’s bylaws also permit the Registrant to secure insurance on behalf of any officer, director, employee or agent of the Registrant for any liability arising out of his or her actions in such capacity. The Registrant has applied for liability insurance for its officers and directors.

In addition to the indemnification provisions contained in the Registrant’s certificate of incorporation and bylaws, the Registrant has entered into indemnification agreements with its directors and executive officers and intends to enter into indemnification agreements with any new directors and executive officers in the future. These agreements, among other things, allow for the advancement of expenses and indemnify the Registrant’s directors and officers for certain expenses (including attorney’s fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of the Registrant, arising out of such person’s services as a director or officer of the Registrant, any subsidiary of the Registrant or any other company or enterprise to which the person provides services at the request of the Registrant.

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Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

EXHIBIT INDEX

Exhibit Number	Description
4.1(*)	Amended and Restated Aclara BioSciences, Inc. 1997 Stock Plan
4.2(**)	NQ03 Stock Plan and option agreement thereunder
5.1	Opinion of Latham & Watkins LLP, counsel to the Registrant
23.1	Consent of PricewaterhouseCoopers LLP, Independent Accountants
23.2	Consent of Latham & Watkins LLP (contained in Exhibit 5.1)
24.1	Power of Attorney (see page 5)

(*) Incorporated by reference to Exhibit 10.3 to the Registrant’s Registration Statement on Form S-3/S-8 (File No. 333-44978) as filed with the Securities and Exchange Commission on August 31, 2000.

(**) Incorporated by reference to Exhibit 10.39 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003 (File No. 0-29975) as filed with the Securities and Exchange Commission on March 15, 2004.

Item 9. Undertakings.

A)	The undersigned Registrant hereby undertakes:

1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

2)	That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3)	To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

B)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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C)	Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto, duly authorized, in the City of Mountain View, State of California, on April 29, 2004.

ACLARA BIOSCIENCES, INC.

By:	/s/ Thomas G. Klopack
Thomas G. Klopack Chief Executive Officer

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POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Thomas G. Klopack and Alfred G. Merriweather, and each of them acting individually, as his or her true and lawful attorneys-in-fact and agents, each with full power of substitution, to sign and execute on behalf of the undersigned any amendment or amendments to this Registration Statement on Form S-8 (including post-effective amendments), to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission and granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as full to all intents and purposes as the undersigned might or could do in person, and each of the undersigned does hereby ratify and confirm all that said attorneys-in-fact and agents, or any substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Thomas G. Klopack Thomas G. Klopack	Chief Executive Officer and Director (Principal Executive Officer)	April 29, 2004

/s/ Alfred G. Merriweather Alfred G. Merriweather	Vice President, Finance and Chief Financial Officer (Principal Financial and Accounting Officer)	April 29, 2004

/s/ Thomas R. Baruch Thomas R. Baruch	Director	April 29, 2004

/s/ John D. Mendlein, Ph.D., J.D. John D. Mendlein, Ph.D., J.D.	Director	April 29, 2004

/s/ André F. Marion André F. Marion	Director	April 29, 2004

/s/ Kevin C. Tang Kevin C. Tang	Director	April 29, 2004

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EXHIBIT INDEX

Exhibit Number	Description
4.1(*)	Amended and Restated Aclara BioSciences, Inc. 1997 Stock Plan
4.2(**)	NQ03 Stock Plan and option agreement thereunder
5.1	Opinion of Latham & Watkins LLP, counsel to the Registrant
23.1	Consent of PricewaterhouseCoopers LLP, Independent Accountants
23.2	Consent of Latham & Watkins LLP (contained in Exhibit 5.1)
24.1	Power of Attorney (see page 5)

(*) Incorporated by reference to Exhibit 10.3 to the Registrant’s Registration Statement on Form S-3/S-8 (File No. 333-44978) as filed with the Securities and Exchange Commission on August 31, 2000.

(**) Incorporated by reference to Exhibit 10.39 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003 (File No. 0-29975) as filed with the Securities and Exchange Commission on March 15, 2004.